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Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES INVESTOR PRESENTATIONS

JERSEY CITY, N.J., July 29, 2004 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that it will initiate investor presentations during September 2004.

Sherry Wilzig Izak, Chairman and Chief Executive Officer, stated: "We intend to meet with current and potential investors to facilitate an improved understanding of the intrinsic value and growth prospects of Wilshire."

Dan Pryor, the Company's President and Chief Operating Officer, commented: "In my discussions with existing and potential investors during the past several months, I have learned that the market would welcome additional public disclosure regarding the Company's investments. We are currently developing an investor presentation that will provide detailed information regarding each of the Company's assets. We envision this presentation to include the results of the second quarter of 2004 and will be broadly disseminated."

Ms. Izak concluded: "One of the objectives resulting from the strategic review conducted by the Board of Directors of Wilshire was to provide clarity to investors regarding the Company's assets. The sale of the oil and gas businesses, we believe, partially accomplished this objective by simplifying the range of assets held for investment by the Company. An important next step is to provide our long-time investors and potential new investors with detailed information regarding the Company's cash-generating assets and other investments so they can appropriately value the Company and its prospects."

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, New Jersey and Texas.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)


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